Exhibit 99.1
ViewRay Enters into Cooperation Agreement with Hudson Executive Capital

CLEVELAND, March 9, 2022-ViewRay, Inc. (NASDAQ: VRAY) today announced that it has reached an agreement with Hudson Executive Capital LP (“HEC”) to appoint Susan Schnabel to the ViewRay Board of Directors (the “Board”) as an independent director, effective as of March 8, 2022.

Ms. Schnabel brings significant financial and operational experience to the Board and has worked with numerous companies in executing value-generative transformation and advancing profitable innovation.

In addition, ViewRay has retained Sai Nanduri, a Senior Investment Analyst and representative of HEC, as a consultant to work with the Company to enhance shareholder returns. The Company has agreed to consider Mr. Nanduri as a candidate for election to the Board at the 2023 annual stockholder meeting.

“ViewRay prides itself on its commitment to strong corporate governance and shareholder engagement. We look forward to welcoming Ms. Schnabel to our Board and working with Mr. Nanduri,” said Scott Drake, President, Chief Executive Officer and Director of ViewRay. “This is an important time for ViewRay, and we are eager to benefit from their perspectives and valuable insights as we continue leveraging our clinical, innovation and commercial strength and positioning our company to capture significant opportunities.”

“We believe Ms. Schnabel will bring valuable perspectives to the Board that will help the Company on its mission,” said Douglas Braunstein, Co-Managing Partner of HEC. “We appreciate the opportunity to continue to work collaboratively with the Company and look forward to continuing our engagement with the Company to enhance shareholder value.”

In connection with this announcement, ViewRay has entered into a cooperation agreement with HEC, which currently owns approximately 8.8% of the Company’s outstanding common stock.
Pursuant to its agreement with ViewRay, HEC has agreed to customary standstill and voting commitments, among other provisions. The full agreement between HEC and ViewRay will be filed with the U.S. Securities and Exchange Commission on a Current Report on Form 8-K.

Separately, ViewRay also announced that Mr. Kevin Xie has tendered his resignation from the ViewRay Board effective March 8, 2022. "On behalf of ViewRay, I wish to thank Kevin for his valuable contributions and partnership, and we wish him continued success,” said Dan Moore, Chairman of the Board of ViewRay.

The Board will continue to consist of 9 members, eight of whom are independent.

About Susan Schnabel
Susan C. Schnabel is a founder and has served as the Co-Managing Partner of aPriori Capital Partners since 2014. Prior to forming aPriori Capital, Ms. Schnabel worked at Credit Suisse from 2000 to 2014 where she served as Managing Director in the Asset Management Division and Co-Head of DLJ Merchant Banking. Ms. Schnabel currently serves on the board of directors of Altice USA, Inc. and Kayne Anderson BDC. She served on the board of directors of Versum Materials, Inc. from 2016 through 2019 and has significant other board experience with private and public companies. Ms. Schnabel also serves on the Cornell University Board of Trustees (Investment and Finance Committees), the California Institute of Technology Investment Committee and the Board of Directors of the US Olympic & Paralympic Foundation (Finance Committee). Ms. Schnabel received a bachelor of science in chemical engineering from Cornell University and a masters of business administration from Harvard Business School.

About ViewRay
ViewRay, Inc. (Nasdaq: VRAY), designs, manufactures, and markets the MRIdian® MRI-Guided Radiation Therapy System. MRIdian is built upon a proprietary high-definition MR imaging system designed from the ground up to address the unique challenges and clinical workflow for advanced radiation oncology. Unlike MR systems used in diagnostic radiology, MRIdian’s high-definition MR was purpose-built to address specific challenges, including beam distortion, skin toxicity, and other concerns that potentially may arise when high magnetic fields interact with radiation beams. ViewRay and MRIdian are registered trademarks of ViewRay, Inc.

About Hudson Executive Capital
Hudson Executive Capital ("HEC") is a New York City-based value-oriented investor focused on engaging with US small and mid-cap public companies with identified and actionable opportunities to create outsized returns. Seasoned operating executives Douglas Braunstein and Douglas Bergeron lead an experienced investment team to help companies catalyze value and drive returns. A group of 30+ current and former public company CEOs are LPs in the fund and support all aspects of the investment model, including idea generation, investment due diligence, and execution. For more information about HEC, please visit www.hudsonexecutive.com.

Advisors
Cravath, Swaine & Moore LLP is serving as legal advisor to ViewRay. Cadwalader, Wickersham & Taft LLP is serving as legal advisor to HEC.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Private Securities Litigation Reform Act. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, ViewRay's financial guidance for the full year 2022, anticipated future orders, anticipated future operating and financial performance, treatment results, therapy adoption, innovation and the performance of the MRIdian systems. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to commercialize the MRIdian Linac System, demand for ViewRay's products, the ability to convert backlog into revenue, the timing of delivery of ViewRay's products, the timing, length, and severity of the COVID-19 pandemic, including its impacts across our businesses on demand, our operations and global supply chains, the results and other uncertainties associated with clinical trials, the ability to raise the additional funding needed to continue to pursue ViewRay's business and product development plans, the inherent uncertainties associated with developing new products or technologies, competition in the industry in which ViewRay operates, and overall market conditions. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to ViewRay's business in general, see ViewRay's current and future reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and its Quarterly Reports on Form 10-Q, as updated periodically with the Company's other filings with the SEC. These forward-looking statements are made as of the date of this press release, and ViewRay assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

Media Enquiries:
Samantha Pfeil
Director, Marketing Communications
ViewRay, Inc.
media@viewray.com

Investor Relations:
Matt Harrison
Investor Relations
ViewRay, Inc.
investors@viewray.com